Exhibit 99.1

CDTi Appoints International Automotive Industry Veteran Dr. Till Becker to its Board of Directors

Oxnard, California – February 11, 2015 -- Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, appointed Dr. Till Becker to the Company’s Board of Directors, effective February 9, 2015, increasing the number of directors to six. Dr. Becker will serve on the Technology Committee.

“Dr. Becker’s extensive international automotive leadership experience will be a valuable resource during CDTi’s transition from an emissions control manufacturer to an advanced materials technology company,” said Chairman Charles Engles, Ph.D. “CDTi plans to broadly commercialize its new advanced low- and zero-platinum group metal technologies, featuring its breakthrough Spinel™ technology. Dr. Becker’s in-depth understanding of the global automotive supply chain and his contacts there will help guide the Company to the next stage of its growth and evolution. The Board joins me in welcoming him to CDTi.”

 “CDTi’s Spinel™ technology platform represents an important breakthrough in clean air solutions,” Dr. Becker stated. “I look forward to working with the Company’s executive leadership team and Board of Directors to realize the potential of the company’s advanced materials technology strategy and drive CDTi toward future success.”

Dr. Becker has more than 25 years of international experience in the automotive, consumer goods and energy industries and an extensive background in corporate restructuring and M&A transactions. He was at Daimler AG from 1987 to 2006, where he ran major international subsidiaries and served as Executive Vice President of the parent company. He served as Chairman and CEO of Daimler Northeast Asia, Mercedes-Benz Türk A.S., Istanbul, Mercedes-Benz India Pvt. Ltd. and Mercedes-Benz Portugal SA. In 2013, Dr. Becker served as CEO of Hess AG, a provider of world-class lighting systems, where he implemented a successful restructuring plan that led to the company’s sale. From 2010 to 2011, he served as interim CEO of MPS Micropaint Holding AS, an international distributor of premium spot repair systems for small paint damage to automobiles and as an advisor to RealEyes GmbH, a three-dimensional display imaging firm. From 2008 to 2010, Dr. Becker served as an advisor to Capital Dynamics Ltd., an independent, global asset management firm that invests in private equity and clean energy infrastructure.   Dr. Becker currently serves as a Senior Advisor at Global Board Room Advisors, an Asia-focused M&A consulting firm which he co-founded in 2011. He also serves as Senior Advisor to Holland Private Equity Growth Capital, an investment firm focused on growth-stage investments in small to mid-market technology companies in the Benelux and Germany, and Senior Consultant to Artris Management Ltd., a European consulting and M&A company. Dr. Becker holds a law degree from the University of Münster.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology and other related technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. Reflecting its continued focus on innovation, CDTi is developing and commercializing proprietary

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advanced low-platinum group metal (PGM) catalysts including synergized-PGM (SPGM™), as well as zero-PGM (ZPGM™) catalysts. CDTi is headquartered in Oxnard, California and has operations in the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In this document, the Company includes forward looking statements regarding (a) its growth, future success, strategies and focus on innovation; (b) the effect Dr. Becker may have on the Company; (c) its transition to an advanced materials technology company; (d) its plans to broadly commercialize its new technologies;  (e) the benefits of its technology; (f) the achievement of intended results; and (g) its ability to develop and commercialize proprietary advanced low- or zero-PGM catalysts.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) any inability by CDTi to (1) reduce costs; (2) increase sales; (3) realize the benefits of investments; (4) obtain sufficient funding; (5) realign its strategic path; (6) execute its strategic priorities; (7) commercialize its technology due to agreements with third parties; (8) protect its intellectual property; (9) obtain verifications, approvals or market acceptance of its products or technology; (10) attract or retain qualified personnel; or (11) achieve anticipated results; (ii) changes in or lack of enforcement of or funding for emissions programs, regulations or standards; (iii) competitive conditions; (iv) prices of PGM and rare earth metals; (v) intellectual property infringement claims by third parties; (vi) supply or delivery interruptions, limitations or failures; (vii) the loss of one or more major customers; (viii) product malfunctions, design  failures or the inability to meet emissions control standards; and (ix) other risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com

cmattison@lhai.com